Exhibit 99.7

CONSENT OF VIJAY SHARMA

Think Elevation Capital Growth Opportunities intends to file a Registration Statement on Form S-1 (together with any amendments or supplements thereto the “Registration Statement”), registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

March 19, 2021	/s/ Vijay Sharma
Vijay Sharma